EXHIBIT No. 99.3

Audited Financial Statements

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

December 31, 1999

Report of Independent Auditors

Plan Administrator
Chemical Financial Corporation
1998 Stock Purchase Plan for Subsidiary Directors

        We have audited the accompanying consolidated statement of financial condition of the Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors as of December 31, 1999 and the related statement of income and changes in plan equity for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors at December 31, 1999 and the results of its operations and changes in its plan equity for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

January 21, 2000

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Statement of Financial Condition

December 31 1999

Assets
Cash	$ 715
Common stock receivable of Chemical Financial Corporation, at market value - (9,183 shares
at a cost of $282,331)	271,082
Total Assets	$271,797

Plan Equity
Plan equity (47 participants)	$271,797

See accompanying notes.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Statement of Income and Changes in Plan Equity

Additions	Year Ended December 31 1999

Participant contributions	$278,375
Dividend equivalents	3,915
Transfer from prior plan (Note 1)	45,747
328,037

Deductions
Plan distributions	44,991
283,046
Net realized depreciation in fair
value of investments	(11,249)
Net increase	271,797
Plan equity at beginning of year
Plan equity at end of year	$271,797

See accompanying notes.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 1999

Note 1 - Description of the Plan

        The Chemical Financial Corporation 1998 Stock Purchase Plan for Subsidiary Directors (Plan) was implemented by Chemical Financial Corporation (Corporation) on December 14, 1998. The Plan is designed to provide non-employee directors and advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock. The Plan provides for a maximum of 25,000 shares of the Corporation's common stock, $1.00 par value (Common Stock), subject to adjustments for certain changes in the capital structure of the Corporation as defined in the Plan, to be available under the Plan.

        Subsidiary directors and advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their Board of Director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock that is credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year, in January. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

Note 1 - Description of the Plan (continued)

        On January 1, 1999, a common stock receivable for 1,344 shares of the Corporation, with a market value of $44,991 and a cost basis of $44,293, and cash of $756 of the 1992 Stock Purchase Plan for Subsidiary Directors were transferred to the Plan. The 1992 Stock Purchase Plan for Subsidiary Directors had the same terms and provisions as the Plan. As of December 31, 1999, the Plan had 24,840 shares of the Corporation available for future issuance, adjusted for the 5% stock dividend declared by the Corporation in December 1999 and paid on January 21, 2000.

        The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

        The Plan provides that all expenses of the Plan and its administration shall be paid by the Corporation.

        The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of the Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 1999

Note 2 - Summary of Accounting Policies

Valuation of Common Stock Receivable

        Common stock receivable of the Corporation is recorded at the market value per share of the Corporation multiplied by the number of shares receivable at the valuation date. Market value is based on the closing bid price of the Corporation's stock at year end ($29.52 per share at December 31, 1999.) The number of shares receivable and the closing bid price were adjusted for the 5 percent stock dividend on the Corporation's common stock declared in December 1999 and paid on January 21, 2000.

Income

        Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

Contributions

        Contributions are accounted for on the accrual basis.

Chemical Financial Corporation
1998 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 1999

Note 3 - Contributions

        Contributions for participants by the participating companies were as follows:

Participating Company	Year Ended December 31 1999

Chemical Bank and Trust Co.	$ 45,650
Chemical Bank Bay Area	29,100
Chemical Bank Central	48,050
Chemical Bank Thumb Area	31,550
Chemical Bank Michigan	25,650
Chemical Bank Montcalm	21,900
Chemical Bank North	6,350
Chemical Bank South	25,325
Chemical Bank West	13,600
Chemical Bank Key State	28,800
CFC Data Corp	2,400

Total Contributions	$278,375